Exhibit 10.11

AGREEMENT

AGREEMENT made and entered into as of the 1st day of May, 2015, (the “Agreement”) by and between 3D Total Solutions Inc., (the “Company”) and Larry Dobroff (“CFO”).

WHEREAS, Company believes that it is in the best interests of Company to utilize the experience and services of CFO pursuant to the terms herein; it is hereby

AGREED, that the Company hereby retains the services of CFO under the following terms and conditions:

1. ENGAGEMENT. The Company agrees to engage CFO and CFO agrees to serve as Chief Financial Officer of the Company, as set forth below.

2. TERM. The term of this Agreement shall be for a period of one year commencing on May 1, 2015. Thereafter, this Agreement may be extended for periods by the mutual Agreement of the parties hereto. Said extensions must be in writing, executed before the end of the initial term or any extension thereof.

3. SERVICE. In connection with the terms of this Agreement the CFO shall perform those services normally associated with serving as Chief Financial Officer of a company reporting under the Exchange Act of 1934, as amended

4. COMPENSATION. In exchange for the services rendered hereunder by CFO, the Company hereby agrees to pay to CFO the following:

•	$1,500 per month during the term of this Agreement.
•	250,000 shares of the Company's Common Stock with standard restrictive legend on November 1, 2015 provided CFO is then the Chief Financial Officer of the Company (the “Shares”).

5. REPRESENTATIONS AND WARRANTIES OF THE Company. The Company represents and warrants as follows:

A. The Company will cooperate fully and in a timely manner with CFO to enable CFO to perform its obligations hereunder.

B. The execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company in accordance with applicable law and the by-laws of Company.

C. The Company agrees that it will cooperate with the CFO when/if CFO seeks to have the legend removed from the Shares pursuant to applicable regulations.

6. REPRESENTATIONS AND WARRANTIES OF THE CFO. CFO hereby warrants and represents to the company as follows:

A. He has the authority to enter into this Agreement and perform its obligations hereunder in the time and manner contemplated.

B. He has the requisite skill and experience to perform the services and to carry out and fulfill his duties hereunder.

C. CFO’s investment in restricted securities is reasonable in relation to the CFO’s net worth. CFO has had experience in investments in restricted and publicly traded securities, and CFO has had experience in investments in speculative securities and other investments which involve the risk of loss of investment. CFO acknowledges that an investment in the Shares is speculative and involves the risk of loss. CFO has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and CFO can afford the risk of loss of his entire investment in the Shares.

D. CFO is acquiring the Shares for the CFO’s own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

7. NON-EXCLUSIVE SERVICES. The Company understands that CFO and its agents are currently providing certain CFO services to other individuals or companies and CFO and its agents shall not be prevented or estopped from rendering such services or services of the same or similar nature required under this Agreement, to any other individual or entity. Furthermore, CFO understands and agrees that the Company shall be entitled to retain other persons or entities to provide services of the same or similar nature to Company as those provided here-under by CFO.

8. Allocation of Time and Energies. The CFO hereby promises to perform and discharge faithfully the responsibilities which may be assigned to the CFO from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of its financial and public relations and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. CFO and staff shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hours-per-day requirement will be required, CFO and the Company agree that CFO will perform the duties set forth herein above in a diligent and professional manner. The parties acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by the CFO and the benefits to be received by the Company are expected to occur within or shortly after the first two months of the effectiveness of this Agreement. It is explicitly understood that CFO's performance of its duties hereunder will in no way be measured by the price of the Company's common stock, nor the trading volume of the Company's common stock.

9. NOTICES. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

To the Company:	3D Total Solutions Inc.
75 Danbury Road Ridgefield, CT 06877

To the CFO:	Larry Dobroff
15 Southwick Court North Plainview, NY 11803

Either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this Section 10.

10. CONFIDENTIAL INFORMATION. Except as permitted or directed by the Company’s Board of Directors in writing, or as required by operation of law, the CFO shall be prohibited from divulging, furnishing or making accessible to anyone or use in any way (other than in the ordinary course of business of the Company) any Confidential Information.  “Confidential Information” shall include the terms and conditions of this Agreement, as well as any information of the Company or any affiliate, customer, subsidiary, supplier or other business associate of the Company or any affiliate, including, but not limited to, any trade secrets or other private matters, that the CFO has acquired or become acquainted with or will acquire or become acquainted during the term of this Agreement, whether developed by the CFO or by others,  and which is not known or generally available to the general public or of a type which the Company has customarily not made available to the general public, including but not limited to any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful or potentially useful to the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential or secret aspects of the business of the Company.   Both during and after the term of this Agreement, the CFO shall refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company.  The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information that is published and publicly available, or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by the CFO.

11. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Company's assets and business or into which the Company may be consolidated or merged.

12. Applicable law. This Agreement shall be exclusively governed by, construed and enforced by the laws of the State of Connecticut without giving effect to the principals of conflict of law. The parties agree that Fairfield County, Connecticut will be the exclusive venue of any dispute and will have exclusive jurisdiction over all parties.

13. OTHER AGREEMENTS. This Agreement supersedes all prior understandings and Agreements between the parties. It may not be amended orally, but only by a writing signed by parties.

14. HEADING. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the instrument.

16. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

“CFO”

By: _______________________

Larry Dobroff

“COMPANY”

3D TOTAL SOLUTIONS INC.

By: _______________________

James Endee, President